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Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Maria Echaveste

Joshua Gotbaum

Wilma B. Liebman

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Strategic Organizing Center Releases Investor Presentation Highlighting Why Board Change is Needed Now in Order to Brew a Better Starbucks

Details why Starbucks’ flawed human capital management strategy is the most critical issue facing the Company today and how the Board’s failed oversight has cost shareholders, employees and customers

Believes that the SOC’s nominees have expertise that is lacking on the current Board and skillsets that are needed urgently to help address the Company’s broken approach to labor issues, rehabilitate its brand and maximize shareholder value

Visit www.BrewABetterStarbucks.com to view the investor presentation

WASHINGTON – February 20, 2024 – The Strategic Organizing Center (the “SOC”), a shareholder of Starbucks Corporation (Nasdaq: SBUX) (“Starbucks” or the “Company”), today announced the release of an investor presentation detailing the urgent need for change at the Company. The presentation – titled “Brew a Better Starbucks” – is available at www.BrewABetterStarbucks.com.

The SOC stated: “Starbucks is an iconic company that has lost its way. The current Board of Directors (the “Board”) has tolerated an unacceptable level of reputational risk, endorsed a counterproductive approach to labor issues and permitted a flawed allocation of resources – all of which have negatively impacted shareholder value. These problems are getting worse, not better. We believe it is time for a change, which is why the SOC has nominated three ideally qualified individuals, who bring diverse leadership experience from within the business, government and non-profit sectors, for election to the Starbucks Board. Most importantly, these nominees possess expertise sorely lacking on the current Board. We encourage shareholders to help send the message that it is time to Brew a Better Starbucks by voting for our director candidates today.”

The SOC Nominees are:

•	Maria Echaveste, a former senior White House official, senior Department of Labor appointee and corporate attorney with significant international relations and public company board experience.
•	Hon. Joshua Gotbaum, who has been a director of both public and private companies with decades of experience in corporate governance and change, as well as significant public policy and government experience.
•	Hon. Wilma Liebman, who possesses over 40 years of experience in labor management, employee relations, wage negotiations, public policy and law – including having served as the Chair of the National Labor Relations Board under President Barack Obama.

For the SOC Nominees’ full biographies, see: https://www.brewabetterstarbucks.com/our-nominees.

Shareholders can be part of ensuring Starbucks returns to the right path for the future by using the BLUE proxy card – to vote “FOR” each of the SOC Nominees today. Shareholders can also vote for the SOC Nominees on the Company’s White proxy card.

***

DISCLAIMER

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “will,” “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. Any projected results and/or statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The SOC disclaims any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. Past performance is not indicative of future results.

IMPORTANT INFORMATION

The SOC, the SEIU, Mary Kay Henry, Ahmer Qadeer, Michael Zucker, Maria Echaveste, Joshua Gotbaum, and Wilma B. Liebman (collectively, the “Participants”) filed a definitive proxy statement and accompanying proxy card (the “Proxy Statement”) with the SEC on January 25, 2024 to be used to solicit proxies in connection with the 2024 annual meeting of shareholders (the “Annual Meeting”) of Starbucks Corporation (the “Company”). All shareholders of the Company are advised to read the Proxy Statement and other documents related to the solicitation of proxies, each in connection with the Annual Meeting, by the Participants, as they contain important information, including additional information related to the Participants, including a description of their direct or indirect interests by security holdings or otherwise. The Proxy Statement and an accompanying BLUE proxy card will be furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov.

Investor Contact

Okapi Partners

Bruce Goldfarb / Pat McHugh, (877) 285-5990

info@okapipartners.com

Media Contacts

Longacre Square Partners

soc-sbux@longacresquare.com

Brew A Better Starbucks Prepared by the Strategic Organizing Center February 2024

Legal Disclaimer

This presentation is for general informational purposes only, is not complete and does not constitute an agreement, offer, a solicitation of an offer, or any advice or recommendation to enter into or conclude any transaction or confirmation thereof (whether on the terms shown herein or otherwise). This presentation should not be construed as legal, tax, investment, financial or other advice. The views expressed in this presentation represent the opinions of the Strategic Organizing Center (the "SOC") and are based on publicly available information with respect to Starbucks Corporation ("Starbucks" or the "Company") and the other companies referred to herein. The SOC recognizes that there may be confidential information in the possession of the companies discussed in this presentation that could lead such companies to disagree with the SOC's conclusions. Certain financial information and data used herein have been derived or obtained from filings made with the Securities and Exchange Commission (the "SEC") or other regulatory authorities and from other third-party reports.

Use of Third-Party Statements

The SOC has not sought or obtained consent from any third party (other than the individuals who have provided the testimonials included in this presentation) to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. The SOC does not endorse third-party estimates or research which are used in this presentation solely for illustrative purposes.

No Representations or Warranties

No representation or warranty, express or implied, is made that data or information, whether derived or obtained from filings made with the SEC or any other regulatory agency or from any third party, are accurate. Past performance is not an indication of future results. Neither the Participants nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any statement by any third party or in any SEC or other regulatory filing or third-party report.

Unless otherwise indicated, the figures presented in this presentation have not been calculated using generally accepted accounting principles ("GAAP") and have not been audited by independent accountants. Such figures may vary from GAAP accounting in material respects and there can be no assurance that the unrealized values reflected in this presentation will be realized. There is no assurance or guarantee with respect to the prices at which any securities of Starbucks Corporation (the "Company") will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections, pro forma information and potential impact of the opportunities identified by the SOC herein are based on assumptions that the SOC believes to be reasonable as of the date of this presentation, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. This presentation does not recommend the purchase or sale of any security. The SOC reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. The SOC disclaims any obligation to update the data, information or opinions contained in this presentation.

Forward-Looking Statements

This presentation contains forward-looking statements. All statements contained in this presentation that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this presentation that are not historical facts are based on current expectations, speak only as of the date of this presentation and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the SOC. Although the SOC believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this presentation, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this presentation will prove to be accurate and therefore actual results could differ materially from those set forth in, contemplated by, or underlying those forward-looking statements. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this presentation, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The SOC will not undertake and specifically disclaims any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this presentation to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Not an Offer to Sell or a Solicitation of an Offer to Buy

Under no circumstances is this presentation intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This presentation does not recommend the purchase or sale of any security, and should not be construed as legal, tax, investment or financial advice, and the information contained herein should not be taken as advice on the merits of any investment decision. The SOC currently beneficially own shares of the Company and its beneficial ownership of shares of, and/or economic interest in, the Company's common stock may vary over time depending on various factors, with or without regard to the SOC's views of the Company's business, prospects or valuation (including the market price of the Company's common stock), conditions in the securities markets and general economic and industry conditions. The SOC reserves the right to change its intentions with respect to its investments in the Company and take any actions with respect to investments in the Company as it may deem appropriate, and disclaims any obligation to notify the market or any other party of any such changes or actions. However, neither the SOC nor the other participants acting with the SOC in its solicitation of proxies for the 2024 annual meeting of stockholders of the Company or any of their respective affiliates has any intention, either alone or in concert with another person, to acquire or exercise control of the Company or any of its subsidiaries.

Concerning Intellectual Property

All registered or unregistered service marks, trademarks and trade names referred to in this presentation are the property of their respective owners, and the SOC's use herein does not imply an affiliation with, or endorsement by, the owners of these service marks, trademarks and trade names or the goods and services sold or offered by such owners.

BREW A BETTER STARBUCKS
2

Table of Contents Section I : Starbucks Has Lost its Way Page 6 Section II : The Cost of Failed Oversight Page 22 Section III : Strengthening the Board Page 36 Section V : Appendix Page 55 3 Executive Summary Pages 4 - 5 Section IV : Correcting the Record Page 47

About the Strategic Organizing Center • The SOC is made up of a coalition of labor unions, including the Service Employees International Union (“SEIU”), Communications Workers of America (“CWA”) and United Farmworkers of America (“UFW”) . Together, SOC - affiliated unions represent more than 2 . 3 million workers • The SOC’s beneficial ownership of Starbucks was approximately 162 common shares as of Jan . 25 , 2023 . Additionally, the SOC - affiliated unions have millions of members with hundreds of billions of dollars invested in pension plans with substantial Starbucks shareholdings • While exact figures cannot be disclosed, parties affiliated with the SOC have enormous economic exposure to Starbucks and an interest in maximizing the value of their holdings • Since 2006 , the SOC’s investment division, the SOC Investment Group (“SIG”), has specialized in identifying companies which it believed may have exhibited irresponsible corporate behavior that has impacted the long - term investment interests of these companies’ shareholders . The SIG has created value through shareholder proposals and withhold campaigns at over 100 companies including : As a shareholder of Starbucks and as an ally to Starbucks employees – many of whom are also shareholders through the Company’s share ownership program – the SOC is seeking to bring urgently needed change to Starbucks’ boardroom The Strategic Organizing Center (“SOC”) is an innovation center that works on transformational campaigns to advance the interests of workers, consumers and shareholders 4

• Starbucks’ flawed human capital management strategy is the most critical issue facing the Company today • Starbucks’ response to its employees’ unionization campaign has been aggressive opposition , in many cases by violating U.S. labor law . The Company is estimated to have spent nearly a quarter of a billion dollars* on these efforts – all while constant media, policymaker and regulatory scrutiny has significantly damaged the value of the brand • The problem is getting worse, not better – the campaign by Starbucks employees is the fastest growing grassroots labor movement in American history ,** the number of labor - related complaints/cases has reached unmanageable levels and consumer opinion of the Company has dropped sharply • The Board of Directors (the “Board”) has tolerated an unacceptable level of reputational risk, endorsed a counterproductive approach to labor issues and permitted a flawed allocation of resources – all of which negatively impact shareholder value • Following the start of our campaign, the Board has made numerous reactive statements about its commitment to repairing the relationship with employees – but its actions have not matched its words • Since Starbucks began mishandling the unionization issue in December 2021, Total Shareholder Return (“TSR”) has significantly underperformed peers , margins have shrunk, there are fewer employees per store and workers are more disengaged • The SOC’s three director candidates have expertise lacking on the present Board , including: • Experience managing unionized businesses • Experience working successfully with – and integrating – unions • Experience in key areas of labor law and policy while working constructively with regulators • The nominees bring diverse leadership experience from within the business, government and non - profit sectors • Shareholders need the SOC’s nominees in the boardroom, urgently 5 Why Change is Needed Now at Starbucks STRENGTHENING THE BOARD THE COST OF FAILED OVERSIGHT THE COMPANY HAS LOST ITS WAY 2,482 allegations of violating federal labor law Maria Echaveste • Corporate board experience • Senior Labor Department official • Gov’t leadership Hon. Joshua Gotbaum • Senior management experience • Corporate board experience • Negotiated both with and for unions Hon. Wilma Liebman • Former NLRB Chair • Senior labor dispute mediator • Global labor expert • Non - profit board experience * Source : SOC estimates based on Starbucks corporate filings, NLRB data, NLRB General Counsel Complaints and Administrative Law Judge Decisions ** Source : SOC research and analysis ~82% of stores in U.S. have voted to unionize when offered the choice 52% of shareholders supported independent assessment of workers’ rights practices TSR Since Unionization Efforts Began 66% of Starbucks customers are less likely to visit Starbucks if the Company broke federal labor laws SBUX Peer Median Benchmark Index (S&P 500 Restaurant) (8.0)% (6.0)% (4.0)% (2.0)% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% (6.0)% 10.6% 5.2% Source: Bloomberg TSR evaluated from Dec. 9, 2021, to Nov. 21, 2023 Peer cohort comprises CMG, DRI, MCD, QSR and YUM

Starbucks Has Lost its Way SECTION I

Starbucks' Approach to Labor Issues is Broken

AXIOS
Starbucks accused of illegally shutting stores over union organizing

Bloomberg
Starbucks Is Racking Up Labor Law Violations as Rulings Roll in

CNN
Judge: Starbucks violated federal labor law by withholding pay hikes from unionized workers

The New York Times
Judge Bans Starbucks From Firing Union Supporters

AP Associated Press
Labor judge: Starbucks violated worker rights in union fight

133 NLRB Complaints
Starbucks is the target in a third of all injunctions brought by the NLRB since December 2021

Every Two Days
Starbucks workers have chosen to unionize in a new store, on average, since December 2021

~9,000 Unionized Employees
across 42 states and Washington, D.C.

396 Stores
with individual contracts to be negotiated – and the number is growing

The Board's anti-union strategy has resulted in one of the most glaring and destructive examples of human capital mismanagement in modern U.S. history

BREW A BETTER STARBUCKS

Headlines from left to right: *Axios*, Starbucks accused of illegally shutting stores over union organizing, By Rebecca Falconer (Dec. 14, 2023); *Bloomberg Law*, Starbucks Is Racking Up Labor Law Violations as Rulings Roll in, By Robert Iafolla and Parker Purifoy (June 2, 2023); *CNN*, Judge: Starbucks violated federal labor law by withholding pay hikes from unionized workers, By Danielle Wiener-Bronner (Sept. 29, 2023); *The New York Times*, Judge Bans Starbucks From Firing Union Supporters, By Noam Scheiber (Feb. 22, 2023); *Associated Press*, Labor judge: Starbucks violated worker rights in union fight, By Dee-Ann Durbin (March 2, 2023)

7

The Board Has Backed an Unnecessarily Confrontational Strategy

Starbucks' response to unionization is well documented*

- **Pattern of violations of federal labor law**
  - Unfair labor practices
  - Failed to bargain in good faith
  - Union vote delay tactics
  - Procedural stalling tactics to delay NLRB adjudication
  - Store closures to halt union activity
  - Overstaffed stores ahead of union votes
  - Relocated union organizers to new stores
  - Refused to hire prospective employees who supported the union
- **Illegal discipline and firings**
  - Disciplined, fired and forced out workers because they cooperated with NLRB investigations
  - District managers instructed store managers to find reasons to discipline pro-union workers

- **Widespread coercive behavior**
  - Promised improved pay and benefits if workers rejected the union
  - Unlawfully threatened to withhold benefits, including health insurance
  - Threatened not to offer new benefits to unionized stores
  - Threatened to cut health and gender-affirming care benefits
- **Found to have exhibited "egregious and widespread misconduct" and shown "a general disregard for the employees' fundamental rights"**
  - Called the police on Starbucks employees delivering a unionization request
  - Took steps to create a two-tier workforce that would slow worker organizing efforts
  - Illegally surveilled pro-union workers

Starbucks' aggressive unionization response has not only failed to resolve the Company's dispute with employees – it has made the problem worse

BREW A BETTER STARBUCKS

*Source: Publicly filed NLRB complaints

8

Legal Decisions Against Starbucks Demonstrate the Lack of Oversight 9 Starbucks and the incumbent Board have consistently failed to adhere to federal labor laws, leading to a potentially unmanageable volume of legal complaints against the Company “ [Starbucks'] goal was to dull its employees' appetite for collective bargaining by making it clear that organizing meant lower pay and benefits. Put more bluntly, its pay and benefit adjustments were an effort to 'buy off' employees considering union representation .” - Starbucks Corp. and Workers United, case number 19 - CA - 294579, San Francisco, CA “[Starbucks] used its top executive to launch a corporate - wide effort to manipulate its employees’ free choice by conditioning their pay and benefits on their willingness to forgo organizing — a direct attack on the [National Labor Relations] Act’s central goals .” - Starbucks Corp. and Workers United, case number 19 - CA - 294579, San Francisco, CA “Unless [Starbucks'] unfair labor practices are immediately restrained, irreparable harm will occur to the employees, the Union, and the public interest.” - NLRB v. Starbucks, Case number 03 - CA - 285671, Buffalo, NY Note : Emphasis added

2,000 4,000 6,000 8,000 10,000 12,000 14,000 16,000 Oct '21 Nov '21 Dec '21 Jan '22 Feb '22 Mar '22 Apr '22 May '22 Jun '22 Jul '22 Aug '22 Sep '22 Oct '22 Nov '22 Dec '22 Jan '23 Feb '23 Mar '23 Apr '23 May '23 Jun '23 Jul '23 Aug '23 Sep '23 Oct '23 Nov '23 Dec '23 10 Constant media, policymaker and regulatory scrutiny has significantly damaged the value of Starbucks’ brand – once one of its most envied assets Starbucks’ Brand Has Suffered Material Damage It is a remarkable turn of events for the coffeemaker , which has long marketed itself as one of the most worker - friendly environments in corporate America … That goodwill has been tainted as Starbucks cracked down on unionisation efforts by its employees * “ ” Starbucks ex - CEO Howard Schultz appears before Congress to testify at hearing on Starbucks’ treatment of organizing workers (March 2023) Unionized Starbucks workers strike in New York City for ‘Red Cup Day’ (November 2023) * Source : Financial Times , How unions are fighting a boardroom battle at Starbucks , By Ortenca Aliaj and Patrick Temple - West (Jan . 24 , 2024 ) . Emphasis added Source : Muck Rack Starbucks’ Unionization Traditional Media Mentions ~200K total mentions Notably, even 2+ years after unionization began, the number of media articles remains higher today than it was in the beginning.

• When the Company ignored these calls, the investors submitted a shareholder proposal at the 2023 Annual Meeting to commission a third - party assessment of the Company’s adherence to its stated commitments to workers’ rights to freedom of association and collective bargaining • At the 2023 Annual Meeting, both leading proxy advisory firms recommended shareholders vote in favor of the proposal and 52 % of Starbucks shareholders voting at the meeting supported commissioning the assessment, sending a clear message to the Board that proper human capital management and human rights due diligence is an important issue for shareholders • The largest investor in the world recently updated its human capital management policy – underscoring to us how much employee relations matter to shareholders and the fact that the Starbucks Board is out of touch 11 It is clear that shareholders have become increasingly concerned about Starbucks’ aggressive, illegal conduct since the unionization issue emerged Starbucks Shareholders Have Called for Action Since early 2022, important investors including Trillium and the NYC Comptroller – as well as the SOC – have publicly advocated for Starbucks to reach fair and timely collective bargaining agreements with its workers* A company’s approach to human capital management (“HCM”) is a critical factor in fostering an inclusive, diverse, and engaged workforce, which contributes to business continuity, innovation, and long - term value creation . “ - 2024 proxy voting guidelines ” * Source : Trillium Urges Starbucks to Respect Workers’ Rights , Trillium Asset Management (Mar. 31, 2022)

12 The Board responded to the assessment in the same manner it has responded to all human capital management issues: with insufficient action and a campaign to spin the narrative Starbucks’ Own Labor Rights Assessment Underscores the Deep - Seated Problems Starbucks 2023 Labor Rights Assessment (Made public on Dec. 12, 2023) “ ” In the absence of strong and clear governance , accomplishing operational change may have taken priority over careful respect for rights and limitations that were not fully understood by teams unaccustomed to operating in such a constrained environment. “ ” Missteps could have been avoided had stronger fundamentals been in place … [such as] consistent on - the - ground presence and support, properly bespoke training, effective coordination of activities, and development through the ranks of a full appreciation of guardrails and rules of engagement . “ ” After nearly two years since the first elections… Starbucks does not have any collective bargaining agreements in place in the U.S. Note : Emphasis added

New York City Comptroller Brad Lander (on behalf of the five New York City retirement systems), Trillium Asset Management, PI RC and the Shareholder Association for Research and Education (SHARE) found significant oversights and failures in the assessment ( emphasis added ): The 2023 Labor Rights Assessment “raises concerns about Board oversight & accountability” 13 The Assessment Failed to Satisfy Shareholders NYC Comptroller & Investor Coalition: Starbucks’ Workers’ Rights Assessment Beset by Lack of Worker Input & Failure of Board to Accept Responsibility (Jan. 26, 2024) The content of the Abridged Report raises two important corporate governance questions : (1) how the current board should be held accountable for such significant governance failures ; and (2) is the board, as currently constituted, the right board to implement the needed reforms ? ” “ Given that the company’s 2021 SEC filings identified material reputational and operational risks related to potential unionization activity, it is troubling that, as the Assessor put it, ‘Starbucks was not prepared for the emergence of union organizing activity . ’ – Jonas D . Kron, Chief Advocacy Officer at Trillium Asset Management, LLC “ ” We believe there is a pressing need for improved corporate governance at Starbucks [ ... ] The board must, in our opinion, set the tone from the top and take necessary action to ensure that corporate governance practices are remedied at Starbucks . To date, however, the board has not publicly addressed its responsibility for corporate governance failures and what steps it will take to hold itself accountable . “ ” “ ” If an assessment of how well a company is respecting its workers’ rights does not actually include input from workers, it is not assessing much . – Brad Lander, NYC Comptroller Note : Emphasis added

• “[S]ystematic and flagrant violations of labor laws and illegal union - busting activities ” prompted a Starbucks shareholder to sue the Board • In the course of discovery, the Plaintiff requested materials related to (1) unionization, (2) compliance with federal, state, or local laws, (3) NLRB complaints or labor - practice related lawsuits, (4) employee benefits and (5) store closures • The parties alleged Starbucks was only able to produce 12 pages of relevant materials considered by the Board since April 4, 2022 (the first petition to unionize was filed Aug. 30, 2021), relating to: 1. The Board received legal advice at its June 2022 meeting concerning union and labor relations issues and related litigation; 2. An Audit & Compliance Committee meeting in Sept. 2022 received a management presentation on unionization, social demand and workers’ conditions; and 3. A full Board meeting in Sept. 2022 documented receipt of the report from the Audit & Compliance Committee • Out of 27 Board or Committee meetings in 2022, directors discussed the Company’s biggest issue, its problematic labor relations, at just three meetings 14 The Board let Starbucks management implement what appears to be an irresponsible approach to unionization – and then ignored the value - destructive implications of that response Shareholder Lawsuit Spotlights the Board’s Alleged Willful Ignorance Trimm v. Schultz et al alleges the Board breached its fiduciary duty by failing to ensure that Starbucks’ labor relations are legally compliant

The Company’s response to the SOC’s nominations has primarily been a PR campaign instead of substantive changes to its labor practices • Since signaling our intention to nominate director candidates, the Company initiated a reactive PR campaign touting its purported commitment to improving relations with its employees • The Board took a series of defensive steps in response to the SOC’s nomination of director candidates: » The formation of a new Board committee focused on “oversight of stakeholder promises” » A public letter to Workers United seeking to reengage in negotiations » Expanding the Board by three with directors who lack relevant labor law or employee relations expertise » Several public letters to shareholders » Extensive commentary for the first time on the Company’s Q1 earnings call 15 We believe this level of response represents a clear acknowledgement that change is needed , but what ultimately matters is the incumbent directors’ actions , not their words The Board’s Reactive Efforts Lack Substance

A Case Study in Contradictions

It is difficult to reconcile the vast difference between Starbucks' words and its actions related to human capital

> *We call our employees partners because* ***we are all partners in shared success****. We make sure everything we do is through the lens of humanity…We actively listen and connect with warmth and transparency…*

[Working at Starbucks: Culture and Values]

> *Our partners are the* ***driving force of our future****, and we remain committed to listening, learning and working side-by-side with them …[i]t is also our responsibility help our store leaders understand* ***how to work with*** *and* ***best support*** *our partners who have elected to* ***pursue union representation****.*

[Press Release: Starbucks invests in a nationwide labor relations team and a dynamic, new partner training initiative] (Jan. 9, 2023)

> *While we've been clear in our belief that we can achieve more together by working side-by-side with our partners, we know that a subset of partners feel differently—and* ***we respect their right to organize and to engage in lawful union activities****. At each of …our U.S. company-owned stores where our partners have chosen to petition for a union representation election,* ***our focus has been to ensure that partners can trust the process is fair and their voice is heard****.*

[Press Release: Our long-standing efforts to put our partners first] (March 13, 2023)


USA TODAY
(March 2, 2023)
Starbucks violated labor laws with 'egregious' misconduct during unionization efforts, judge rules
REUTERS
(July 25, 2023)
Starbucks illegally fired NYC supervisor over union activities, judge rules
Bloomberg
(Sept. 29, 2023)
Starbucks illegally kept wages, benefits from union workers
STARBUCKS

The current Board has presided over a human capital management strategy that is focused on saying one thing and doing the opposite

BREW A BETTER STARBUCKS

Headlines from top to bottom: *USA Today*, Starbucks violated labor laws with 'egregious' misconduct during unionization efforts, judge rules, By Wyatte Grantham-Philips (March 2, 2023); *Reuters*, Starbucks illegally fired NYC supervisor over union activities, judge rules, By Jonathan Stempel (July 25, 2023); *Bloomberg*, Starbucks Illegally Kept Wages, Benefits From Union Workers, By Parker Purifoy (Sept. 29, 2023)
Note: Emphasis added

16

17 If the December 8 proposal to recommence talks was genuine, the Company and the union should have already been able to agree on an acceptable forum The Board’s Promises Continue to Ring Hollow Starbucks’ recent actions run counter to its statement regarding negotiating with its union employees • Despite sending a letter to Starbucks Workers United on December 8 with a “sincere” proposal to recommence contract negotiations , the Company continued to employ illegal tactics against its unionized employees • In early February, Starbucks Workers United filed 47 new federal unfair labor practice charges since December 8, which include: » Illegally prohibiting union workers from taking part in a competition, which has incentives like paid time off and an all expenses paid trip to Costa Rica » Offering higher raises and other new benefits to workers at nonunion stores » Shutting down a store in Providence, Rhode Island, after employees voted to join Starbucks Workers United » Firing 17 workers for supporting the union, including five after December 8 Headlines from top to bottom : Press Release : Starbucks Workers United Announces Filing of 47 New Federal Unfair Labor Practice Charges Against Starbucks, Showing Company’s Lawbreaking Has Continued Even After it Promised Workers a New Approach , Starbucks Workers United (Feb . 6 , 2024 ) ; Huffington Post , Starbucks Is Sending 1 Lucky Barista To Costa Rica, But Not If They're In A Union , By Dave Jamieson (Feb . 6 , 2024 )

We question how the Board can claim it is negotiating in good faith with the union when it has hired Littler Mendelson, a law firm that has a history of anti - union actions 18 In our view, Starbucks and the Board would seemingly rather spend shareholder capital on a high - priced anti - union law firm than constructively engage with its unionized partners Starbucks’ Legal Advisors Known for Their Anti - Union Playbook Headlines from left to right : LAWCHA , Not Your Father’s Anti - Union Movement , By John Logan (March 7 , 2022 ) ; The American Prospect , Lawyers, Not Persuaders , By Jarod Facundo (Oct . 5 , 2023 ) ; Bloomberg Law , Littler Cashes in on Starbucks’ Sprawling Anti - Union Campaign , By Justin Wise and Robert Iafolla (June 28 , 2023 ) . Emphasis added “ ” Littler Mendelson has staffed at least 110 attorneys, including more than 50 partners [ … ] the sheer volume of outside lawyers underscores the enormous amount of legal work generated by the company’s push to stymie worker organizing, so far with mixed results . • According to Court filings, Littler Mendelson has more than 100 lawyers working on the Starbucks account • For a company that claims its intention is to reach a mutually agreed - upon solution, Starbucks’ actions repeatedly demonstrate the opposite

• The lawsuit cites reporting about human rights and labor abuses on specific coffee and tea farms in Guatemala, Kenya and Brazil, and alleges that Starbucks has continued to purchase from these suppliers in spite of the documented violations In January 2024, a consumer advocacy group sued the Company for false advertising and alleged that it sources coffee and tea from farms with human rights and labor abuses 19 This underscores the Board's insufficient risk management with regard to protecting the brand from reputational and legal damage The Board Displays a Pattern of Failing to Effectively Manage Risk On every bag of coffee and box of K - cups that Starbucks sells, Starbucks is heralding its commitment to 100 % ethical sourcing … But it’s pretty clear that there are significant human rights and labor abuses across Starbucks’ supply chain . “ ” Sally Greenberg, CEO of the National Consumers League (Jan. 10, 2024) Starbucks sued for allegedly using coffee from farms with rights abuses while touting its ‘ethical’ sourcing* Global Human Rights Statement (Nov. 17, 2020) * Source : NBC News, Starbucks sued for allegedly using coffee from farms with rights abuses while touting its ‘ethical’ sourcing , By Kenzi Abou - Sabe and Adiel Kaplan (Jan . 10 , 2024 )

The Response to Unionization Worsens Employee Morale

Countless Starbucks employees have stated that stores are understaffed, hours are inconsistent and pay is low

- According to Glassdoor, less than half (49%) of current or former employees have a positive business outlook, which has been on a downward trend over the past two years
- Additionally, overall ratings of the Company have trended downward in recent years, with many employees highlighting difficulty keeping pace with workload and customer demand

Category	Rating
Overall	3.6
Culture & Values	3.6
Diversity & Inclusion	4
Work/Life Balance	3.3
Senior Management	3
Compensation and Benefits	3.7
Career Opportunities	3.4



Overall Trend
3.7
3.5
3.3
3.1
9/2022
3/2023
8/2023



2.0 Feb 4, 2024

I Wouldn't Recommend If You Need A Consistent Amount of Money

Shift Supervisor
Current Employee, more than 3 years · Charlotte, NC

✗ Recommend ✗ CEO Approval ✗ Business Outlook

Pros
Usually great people, and they have great benefits! The free Bachelors through ASU is great! Pretty good pay too, especially with tenure.

Cons
Very inconsistent hours, they constantly get cut, so pay is hard to keep consistent since you aren't consistently working full time. The company also cares very little for its employees now. They used to care a lot, but now even getting 20 hours to keep benefits is difficult. This also leads to being understaffed for volume of customers that stores receive. We also get verbally harassed on a daily basis over things we cannot control. The amount of times I have been screamed at at 6am is ridiculous. Quality control is honestly non existent in terms of product and machine and hardware reliability.



1.0 Feb 2, 2024

Squeezing the life out of you, one cup at a time

Cashier/Barista
Current Employee, more than 1 year · Austin, TX

✗ Recommend ✗ CEO Approval ✗ Business Outlook

Pros
Benefits are great if you are allowed to work enough hours to even qualify for them

Cons
Rarely gives you the hours you want or need. Punishes you by not giving you hours if you have literally any unavailable time and aren't ready to do the footwork yourself to try and pick up shifts at other stores (where shift supervisors use borrowed partners for the worst jobs they can think of). The pay is trash and they WILL NOT help you fill out necessary forms if you are trying to get any state benefits or aide. Will schedule you for just shy of hours needed in a shift for breaks so they can squeeze every ounce of labor out of you they can without giving you a break.

Starbucks' anti-union campaign is causing workers to be disillusioned, which has led to retention and recruiting issues that can result in declining customer experience

BREW A BETTER STARBUCKS

Source: Glassdoor; *Nation's Restaurant News*, How Starbucks is doubling down on improving employee morale, By Joanna Fantozzi (Aug. 3, 2022); *Associated Press*, Starbucks to revamp stores to speed service, boost morale, By Dee-Ann Durbin (Sept. 13, 2022); Legal Dive, Starbucks rethinks employee technology as it navigates workforce tension, By Lindsey Wilkinson (Nov. 8, 2022); *Boston Globe*, Starbucks union fight is grinding down the company —and workers at local cafes, By Diti Kohli (Jan. 1, 2024)

20

• There is an important difference between directors who have had supervisory experience, those who have filled a human resources or similarly specific role, and those who have actually led the transformation of a company through linked workforce investment and operational improvement • Starbucks’ director nominees lack expertise in this last category, which is most important for Starbucks today and going forward • All three of Starbucks’ new directors have either approved or overseen anti - union actions at other companies • Rather than add skills that could help Starbucks address its growing labor issues, the Company is doubling down on individuals who have a history of not working cooperatively with unions 21 At a time when the biggest threat to Starbucks’ business is its misguided human capital strategy, it is confounding that the Board would add directors without meaningful expertise in this area The Board’s Missed Opportunity for a Constructive Solution Starbucks had the chance to avoid a proxy contest without removing any incumbent directors – but instead chose to expand the Board with a unilateral refreshment that fails to address the right issues Daniel Servitje CEO of Grupo Bimbo Neal Mohan CEO of YouTube Mike Sievert CEO of T - Mobile × NO experience integrating unions into operations × NO direct labor related regulatory experience × NO expertise in labor law or employee relations x Has approved or overseen anti - union actions

The Cost of Failed Oversight: Lost Shareholder Value SECTION II

23 The Rising Costs of Starbucks’ Anti - Union Campaign Expenditures through February 2024 Legal fees: Litigation, Campaign Advice, Expenses Consultants and Internal Support: Communications, Research, Training Store Employee Productivity Lost Time: Captive Audience Store and Individual Meetings and Trainings $100 million $40 million $13 million Total Expenditures $153 million Liabilities Based on NLRB General Counsel Complaints and Administrative Law Judge Decisions through February 2024 Illegally Denied Wages and Tips (Grows at a rate of $815k per week ) Illegal Firings and Store Closings $61 million $26 million Total Liabilities $87 million Total Expenditures and Liabilities $240 million Source : SOC estimates based on Starbucks corporate filings, NLRB data, NLRB General Counsel Complaints and Administrative Law Judge De cisions

The Connection Between Employee Relations and the Bottom Line is Clear 24 It is widely acknowledged that Starbucks’ anti - union campaign hurts financial performance Z [Starbucks’] earnings miss … was bleak but not shocking … But analysts also pointed to another, more surprising factor … the chain’s drawn - out battle against employees’ unionization efforts . “ ” Starbucks' ongoing struggles with its union also spilled over during the quarter . Some of the company's unionized stores went on strike in November . And in December, a third - party report — commissioned by Starbucks in response to shareholder pressure — found that … [Starbucks] had bungled its response to the rise in union activity, resulting in ’significant’ negative consequences . “ ” “ ” Now, you might ask, well, why does an investment community meeting have to talk about thriving partners? … everyone in this room … should care deeply about … thriving partners … And the reason is, it is the catalytic force that drives the value chain of Starbucks . It’s that simple . It is the ignition for the flywheel of Starbucks financially and in terms of brand equity . - Frank Britt, Chief Strategy and Transformation Officer, Starbucks 2022 Investor Day (September 13, 2022) The stock market has weighed heavily on Starbucks as it grapples with complex societal issues , prompting investors to retreat and driving its shares into their longest losing streak since its 1992 initial public offering . “ ” Headlines from left to right : Bloomberg Opinion , Starbucks Earnings Are a Warning: Take Boycotts Seriously , By Beth Kowitt and Leticia Miranda (Feb. 1, 2024); Barron’s , Starbucks Had a Tough Quarter for Earnings. Why the Stock Is Rising. , By Sabrina Escobar (Jan. 31, 2024); Newsweek , Starbucks Loses $11 Billion in Value Amid Boycotts , By Alexander Fabino (Dec. 5, 2023). Emphasis added

• There are currently nearly 18,000 stores in the U.S. and Canada • 60% of stores in North America are Company - owned, with the remaining 40% typically licensed • The Company has complete control over how to handle unionization issues, particularly at U.S. Company - owned stores • There is evidence that the reputational damage resulting from the Board’s lack of oversight has spilled into some of its licensed operations, such as those at universities, and has the potential to limit the Company’s ability to operate as it expands into international markets 74% 21% 5% North America International Channel Development 25 While we recognize that the Company is promoting growth internationally, this cannot be done at the expense of addressing fundamental operational issues related to the Company’s “most mature business” North America Remains a Critical Segment for Starbucks FY2023 Revenue by Operating Segment With over 74% of total net revenue, Starbucks’ North American segment is by far the Company’s largest Source : Company Form 10 - K for FY2023

26 Until Starbucks reviews its human capital management strategy, the Company will have no chance at fulfilling its potential Risks Grow as Unionization Remains Unchanged • The number of new NLRB cases against Starbucks is rising • Starbucks' expenses are projected to increase over $800k per week as a direct result of its strategy to fight unionization at all costs • The strategy is not working – the Company has lost over 80% of union elections • There are now 396 union contracts that must be negotiated individually, and each additional contract chips away at Starbucks’ negotiating leverage • Fighting the union diverts management’s focus from Starbucks’ second highest priority: growth. The Company has guided shareholders that it aims to open more than 17,000 new stores by 2030 • Unionization is a persistent issue to which Starbucks has not adequately responded. There is no reason for shareholders to believe that continuing the present strategy will resolve the problem It may have been possible at one point to address Starbucks’ human capital management issues cheaply, quickly or efficiently – but the Company’s response has only made the problem worse 0 50 100 150 200 250 300 350 400 450 Dec-21 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 Dec-22 Jan-23 Feb-23 Mar-23 Apr-23 May-23 Jun-23 Jul-23 Aug-23 Sep-23 Oct-23 Nov-23 Dec-23 Jan-24 Cumulative Number of Unionized Stores

Starbucks' Anti-Union Approach is Destroying Shareholder Value

The Board's failure to effectively oversee human capital management issues has damaged shareholder value

- Since the anti-unionization campaign became a tangible issue (December 9, 2021, when the first union election occurred in Buffalo) through the date that the SOC nominated candidates for the Board, **TSR was (6.0)%**
- Starbucks shares performed **16.6% worse** than the median of Starbucks' peers* and **11.3% worse** than the S&P 500 Restaurant Index
- Since 2021, Starbucks has not delivered profitable revenue growth
  - Revenue CAGR: 11.2%
  - General and Administrative CAGR: 12.4%
  - EBITDA CAGR: **(0.7)%**
- G&A expense is growing faster than revenue, which has resulted in **shrinking profit margins**
- Starbucks' EV/EBITDA multiple has declined from 21.1x (a **premium** to the median of its peers) to 15.0x (a **discount** to the peer median) since the first union vote

Total Shareholder Return



12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
(2.0)%
(4.0)%
(6.0)%
(8.0)%
(6.0)%
SBUX
Peer Median
10.6%
Benchmark Index (S&P 500 Restaurant)
5.2%

EV / NTM EBITDA



22.0x
21.0x
20.0x
19.0x
18.0x
17.0x
16.0x
15.0x
14.0x
SBUX
Peer Median
S&P 500 Restaurant
Dec '21
Feb '24

BREW A BETTER STARBUCKS

*Note: Peer cohort comprises CMG, DRI, MCD, QSR and YUM, which are the issuers who are the constituents of the S&P 500 Restaurant Index that we believe are highly correlated with SBUX

27

Starbucks Has Underperformed Peers

Since the start of unionization, the Company's shares have underperformed its peers* by 29.0%

	December 9, 2021 (Start of Unionization) to		1 Year Pre-Nomination to		3 Years Pre-Nomination to	
	11/21/23	2/14/24	11/21/23	2/14/24	11/21/23	2/14/24
SBUX	(6.0)%	(14.3)%	7.7%	(1.7)%	13.6%	3.7%
Peer Median	10.6%	14.7%	7.3%	13.5%	39.0%	44.6%
S&P 500 Restaurants	5.2%	9.4%	9.7%	14.0%	33.1%	38.3%
Relative Performance						
SBUX vs Peers	(16.6)%	(29.0)%	0.3%	(15.3)%	(25.4)%	(41.0)%
SBUX vs S&P 500 Restaurants	(11.3)%	(23.6)%	(2.0)%	(15.7)%	(19.5)%	(34.7)%

- The recommended unaffected date is Nov. 21, 2023, when the SOC nominated three candidates for the Board as a last resort to address the Company's continued mismanagement of human capital matters
- Starbucks has underperformed the median of its peers and its benchmark index since Buffalo unionized on Dec. 9, 2021. The Company's performance was in line with peers and the benchmark over the year preceding the nomination of SOC's candidates. Finally, Starbucks delivered worse shareholder returns than the median of its peers and its benchmark index over the three years preceding the nomination
- When the TSR evaluation is extended forward to Feb. 14, 2024, Starbucks' relative performance grows worse, underscoring the SOC's concern that the Board's response continues to risk shareholder value

BREW A BETTER STARBUCKS

*Source: Bloomberg. Peer cohort comprises CMG, DRI, MCD, QSR and YUM

28

Valuation Over Time Relative to Peers 29 * Source : Bloomberg. Peer cohort comprises CMG, DRI, MCD, QSR and YUM EV / NTM EBITDA* Starbucks’ relative valuation has declined as a result of its human capital mismanagement • On December 9 , 2021 (the first unionization), Starbucks was valued at 21 . 1 x NTM EBITDA, in line with the S&P 500 Restaurant Index and a 2 . 3 turn premium to the median of its peers • Since unionization and the Board’s failure to oversee management’s response, Starbucks has moved to a 3 . 0 turn discount to the index and a 2 . 2 turn discount to its peer median ( 15 . 0 x for SBUX vs 18 . 0 x for the index and 17 . 2 x peer median) • The decline in Starbucks’ valuation indicates that the investing public has rising concern about the stability and growth of Starbucks’ future cash flows • The shift from a premium valuation to a discount indicates that investors’ concerns about Starbucks are specific to the Company, rather than responsive to industry - wide risk 14.0x 15.0x 16.0x 17.0x 18.0x 19.0x 20.0x 21.0x 22.0x Dec '21 Feb '24 SBUX Peer Median S&P 500 Restaurant

G&A: $2.0B Revenue: $36.0B Revenue: $29.1B Revenue: $32.2B G&A:$2.4B G&A: $1.9B EBITDA: $7.4B EBITDA: $6.3B EBITDA: $7.3B 80 85 90 95 100 105 110 115 120 125 FY 2021 FY 2022 FY 2023 G&A Revenue EBITDA 30 General and administrative expense includes partner wages and benefits, support costs for labor conditions and management compensation Operational Performance Indexed Change in Revenue, Total Operating Expenses and EBITDA Since Unionization* Since Starbucks began fighting the union, revenue has grown more slowly than general and administrative expense and margins have suffered * Source : Bloomberg

21.3 23.8 24.6 26.3 26.8 22.7 2018 2019 2020 2021 2022 2023 After peaking in 2022, employees per store dropped sharply in 2023 31 The numbers explain the narrative: fewer employees per store → increased customer dissatisfaction → brand and reputation destruction = elimination of value that took years to build No Wonder They’re Burned Out Employees Per U.S. Company - Operated Store Over Time Source : Company filings

Source : Custom Nielsen Study, commissioned and paid for by SOC on January 5 , 202 4 . The survey was conducted online from January 12 th to 18 th of 2024 , included 2 , 002 respondents from all fifty U . S . states and Washington, D . C . A Nielsen poll of Starbucks consumers reveals connection between anti - union conduct, working conditions, patronage and perception of the Company 32 Starbucks’ human capital management, which includes anti - union conduct, inconsistent schedules and understaffing, is damaging its attractiveness to consumers Quantifying the Brand Damage Consumer Opinion on Company Anti - Union Conduct : • The consumer survey, commissioned by the SOC, revealed that a higher proportion of Starbucks consumers who visited in last 30 days indicated that they would visit Starbucks less often due to Starbucks’ anti - union conduct than they would in response to price increases : » Two - thirds ( 66% ) are less likely to visit Starbucks if the Company broke federal labor laws compared to 54 % for price increases • When reading about labor law violations and working conditions, 3 in 5 respondents felt more negative towards Starbucks as a result • When considering each of these issues, about 2 in 5 said they would be likely to stop visiting stores . On the other hand, just under 2 in 5 would take no action Consumer Opinion on Service/Working Conditions : • When asked how Starbucks could better working conditions, the strongest agreement was seen in having consistent schedules and increased staffing during busy hours , with at least 70 % agreement . High frequency consumers showed the highest support, with 4 in 5 agreeing • Overall, respondents had a large negative shift in opinion when reading excerpts about the labor and hour cuts at Starbucks . About 2 in 3 respondents shifted to a more negative perception on both stances

Starbucks is Alienating a Key Demographic

Gen Z is increasingly taking action to hold Starbucks accountable for its mistreatment of workers

- Recently, students at UC Riverside and UCLA staged protests calling for Starbucks to be removed from the campuses in response to the Company's union busting
- This follows a similar movement from students at Cornell University last year – who were successful in getting the university to cut its licensing agreement with Starbucks – as well as campaigns at University of Washington, Georgetown University, Boston University and other schools
- Gen Z – whose spending power has more than doubled in three years to reach an estimated $360 billion – is a key demographic for Starbucks that it is losing based on its human and labor rights record
- According to a Nielsen poll, more than half of every subgroup supported the unionization of Starbucks workers, with high frequency users and Gen Z users showing the highest support, at 68%


Los Angeles Times

CALIFORNIA

UC students accuse Starbucks of union busting, want brand ousted


ithaca.com

Cornell Students Organize to Kick Starbucks off Campus

In the days following a Starbucks announcement that every one of their corporate-owned locations in the City of Ithaca — all of which are unionized — would be closing on May 26, Cornell students started a campaign to pressure the University to stop selling Starbucks products on campus and find a more ethical coffee vendor before the fall semester begins. In addition, they have called on the university to make its contract with Starbucks public.

GET STARBUCKS OUT OF CORNELL

Bloomberg

"..Tuesday's results, with the company **posting its slowest sales growth in a year**, shows we've entered a new era. A generational shift is underway among consumers, and **when companies step on the wrong side** of certain hot-button issues, their customers are reacting. **Gen Z in particular** has shown they are willing to do more than just post video rants on TikTok, actually **putting their money where their mouth is**."

We believe Starbucks stands to face substantial losses if it continues to disenfranchise younger generations, who are willing to walk away from brands that do not share their values

BREW A BETTER STARBUCKS

Articles from left to right: *Los Angeles Times*, Efforts brewing at UC Riverside and UCLA to evict Starbucks from campuses for 'union busting' activities, By Andrew Campa (Jan. 31, 2024); *Ithaca.com*, Cornell Students Organize to Kick Starbucks off Campus, By Matt Dougherty (May 18, 2023); *Bloomberg Opinion*, Starbucks Earnings Are a Warning: Take Boycotts Seriously, By Beth Kowitt and Leticia Miranda (Feb. 1, 2024). Emphasis added

33

Summary: The Starbucks Board Is Not Living Up to its Duty 34 Mounting Legal Liabilities Disappointing Earnings Results Significant Share Price Underperformance Declining Reputation Reduced Valuation Poor Operational Performance The cost of Starbucks’ anti - union campaign impacts all stakeholders

Unanswered Questions for the Starbucks Board 1. How has the Board held management accountable for the Company’s alleged illegal actions? » How does the Board recommend shareholders evaluate the effectiveness of its efforts to hold management accountable? 2. How has the Board changed the KPIs it uses to oversee the Company’s human capital management? » How does the Board recommend shareholders evaluate the effectiveness of its oversight? 3. What other failed initiatives, aside from the unionization response, has the Company spent hundreds of millions of dollars on? » What process did the Board use to determine to continue engaging in unfair labor practices – even after the Company's public statement that it wished to return to the negotiating table? 4. How much of Starbucks’ advertising budget targets Gen Z? » How much more does the Board anticipate it will have to spend to counter the reputational damage resulting from the unionization response? 35 * Source : SOC research and modelling ** Source : Starbucks’ Definitive Proxy Statement (Jan. 25, 2024) 5. The current rate of unionization is one store every other day. How many stores do you expect will be unionized in the next 3 months? 6. What are employees’ top three motivations behind their decisions to unionize? » What proportion of U.S. in - store partners receive benefits? » What proportion of U.S. in - store partners work over 20 hours a week regularly? » If in fact upwards of 70% of baristas can’t get enough hours to qualify for benefits, is it really fair and accurate to say that Starbucks “offers” such benefits?* 7. At what point does the cost of refusing to bargain in good faith become too high? 8. In light of the absence of relevant union negotiating experience in the boardroom, how did the Nominating and Governance Committee determine that “none of the SOC Group Nominees possessed the mix of necessary experience, skills, qualifications and other attributes that would allow them to add meaningful value” to the Board’s considerations?** 9. How should shareholders think about the Company’s refusal to set any benchmarks or milestones for part - time/full - time balance?

Strengthening the Board SECTION III

The SOC's Nominees Are Needed Now

Our nominees have experience the current Board needs: integrating unions with customer service businesses, successful labor negotiations and successfully working with regulators



Maria Echaveste

- ✓ **Extensive experience in government and international relations:** Administrator of the Wage and Hour Division at the U.S. Department of Labor from 1993 to 1997, Deputy White House Chief of Staff from 1998 to 2001, focused on immigration, civil and labor rights, education and finance
- ✓ **Valuable public company board experience:** Director of Cadiz, Inc. (Nasdaq: CDZI), serves as Chair of the Corporate Governance and Nominating Committee and as a member of the Equity, Sustainability & Environmental Justice Committee
- ✓ **Corporate governance expert:** Previously served as vice chair of the California International Trade and Investment Advisory Committee, an appointment made by Governor Jerry Brown



Hon. Joshua Gotbaum

- ✓ **Broad management and board experience at public and private companies and non-profits:** Significant experience serving as an independent director of PulteGroup, Inc. (NYSE: PHM), TD Bank, Safety-Kleen Systems and Thornburg Investment Management
- ✓ **Senior management experience working with U.S. unions in service industries:** Led the successful Chapter 11 reorganization of Hawaiian Airlines (Nasdaq: HA)
- ✓ **Extensive experience both as management negotiating with unions and advising unions negotiating with management**
- ✓ **Senior experience in government:** Previously served in influential White House roles, including budget and economic policy teams



Hon. Wilma Liebman

- ✓ **Labor management and employee relations expert:** Previously served as Chief Operations Officer and Deputy Director of the Federal Mediation and Conciliation Service, where she oversaw arbitration, international affairs and advised on major labor disputes to support negotiations
- ✓ **Valuable public sector experience as former Chair of the NLRB:** First appointed by President Clinton in 1997, twice reappointed by President Bush and confirmed three times by the Senate. Designated by President Obama from January 2009 until August 2011, making her the second woman to ever lead the organization in its nearly 90-year history
- ✓ **Significant legal, public policy and private sector expertise:** Both before and since leaving the public sector in 2011, she has held a number of private sector positions, including serving as legal counsel and consulting for unions, teaching at law schools and other advisory roles

Our nominees are best situated to ensure the necessary board oversight of management's human capital management

BREW A BETTER STARBUCKS

37

Maria Echaveste 38 Ms. Echaveste is a former senior White House official and corporate attorney with significant international relations and public company board experience that we believe would be extremely additive to Starbucks’ Board Echaveste was integral in guiding the company in its transition from a founder - directed start - up to an operating company . As an independent director of IBAT, Echaveste helped the founder of IBAT recognize the need for a new CEO, who had the right expertise for establishing the internal controls appropriate for a public company and navigating the complexities of entering into foreign markets As Nominating & Governance Committee Chair, Echaveste has overseen the leadership transition at the company as it works to reposition itself after two decades of ongoing litigation and controversy with environmental groups “ ” Fundamentally, an independent director’s role is to challenge management’s appraisal of a situation or issue in ways that are constructive and respectful since both management and the board have a common interest of increasing shareholder value.

Hon. Joshua Gotbaum 39 Mr. Gotbaum has broad experience in business and government – as senior management, as a public company director and as an advisor to unions – that we believe is needed on Starbucks’ Board Appointed Ch . 11 Trustee (CEO) , Gotbaum successfully managed and reorganized Hawaiian Airlines, bringing it out of bankruptcy . Stock price increased 5 x and creditors were fully repaid . Hawaiian Airlines’ restructuring was the 2005 Airline Business Deal of the Year . Successfully renegotiated six labor agreements, with a certificate of appreciation from the local International Association of Machinists Proposed as an independent director by Elliott Management, Gotbaum served on the CEO selection, audit and finance committees . PHM chose a new CEO and the stock price increased by over 50 % during his two - year tenure “ ” I’ve been able, multiple times, to help businesses and others overcome challenges by working with management teams, unions and other stakeholders. I’d like a chance to help Starbucks -- already an excellent company -- do that, too.

Hon. Wilma Liebman 40 Ms. Liebman has over 40 years of experience in labor management, employee relations, wage negotiations, public policy and law that we believe would bring vital experience to Starbucks’ Board Provided strategic advice that helped resolve difficult collective bargaining disputes , some involving bitter strikes (e . g . , UPS, Caterpillar, Boeing) . Supported the agency director in launching a historic labor management partnership between Kaiser Permanente and its numerous unions, that emerged out of decades of mounting discontent and strikes that threatened to derail the organization and damage its ability to provide quality care As Chairman of the NLRB, Liebman successfully navigated through escalating political storms not seen since the 1940 s, including aggressive congressional oversight and existential threats to the agency’s budget and existence . At the same time, she managed internal politics, overseeing the agency’s case docket and decision - making and presenting a positive public vision of the organization “ ” Collectively, my experience and relationships with both business and labor communities have given me a unique, multi - dimensional perspective and understanding of the causes and dynamics of workplace conflicts that can threaten organizations and jeopardize their reputations and viability, as well as the avenues for resolving and channeling conflict in constructive ways.

The Current Board Lacks Necessary Expertise for Resolution with Unions 41 Despite Starbucks’ claims to the contrary, the Board lacks the right kind of labor relations expertise The SOC’s Nominees Based on Starbucks’ Proxy Based on the SOC’s In - Depth Analysis Wei Zhang Mike Sievert Daniel Servitje Laxman Narasimhan Satya Nadella Neal Mohan Jørgen Vig Knudstorp Mellody Hobson Beth Ford Andy Campion Ritch Allison Hon. Wilma Liebman Hon. Joshua Gotbaum Maria Echaveste Direct labor - related regulatory experience Approved/oversaw anti - union actions, unfair labor practices Experience integrating unions into operations Extensive experience in labor law and employment relations Experience managing and developing values and culture in a large, global workforce Experience managing or supervising employees Served in specific people, human resources, human capital management or comparable role Transformative change through workforce investment and operational improvement

42 Chairs set their committee’s agendas, and each was empowered to do something about the human capital mismanagement, but they did nothing Who We’re Targeting and Why Ritch Allison x Failed to oversee the development, implementation and effectiveness of appropriate compensation practices that incentivized effective human capital management and strong TSR performance x Oversaw repeated decisions at Starbucks to exclude union employees from new benefits and compensation increases x Former CEO of Domino’s – issues with union busting and poor history of conflict resolution indicate limited relevant experience Andy Campion Jørgen Vig Knudstorp We believe each committee chair bears primary responsibility for the Board’s complacency and lack of oversight that has led Starbucks to the current crisis Compensation Committee Chair Audit Committee Chair Nominating/Governance Committee Chair x Failed to adequately oversee Starbucks’ legal, regulatory, ethics and compliance programs x Outgoing COO of Nike – a company which has a well - documented history of abuses in the supply chain, including forced overtime and ignoring shareholders’ concerns reveal a lack of expertise necessary to oversee human capital policy x Failed to ensure that Starbucks was adhering to its own human rights policies x Failures identified in Labor Rights Assessment x Former executive chairman of The Lego Group, a Danish company, which faces vastly different labor laws and policies x Has allowed the gender diversity of the Board to decline following reactive refreshment – currently less than 30% of directors are female

Following a 2019 agreement with the IUF (global) and the UFCW (U . S . ), Danone agreed to union access to employees and facilities, neutrality and privately supervised elections with arbitration . Over 1 , 000 employes have since joined UFCW, and contracts provide improved wages, benefits and voice . Since early 2020 , Danone’s share price has increased 5% . Costco has had a productive relationship with its union for 30 years, over which time share price increased 23 , 000% . Average pay is more than double that of its main competitor . CEO Greg Jelinek stated : being pro - worker “ constitutes a significant competitive advantage for us . ” The first national contract for warehouse workers was reached in 2023 , and the company’s share price is up 44 % over past year . Like Danone, signed agreement with IUF in 2019 . In 2023 , U . S . workers at Ben & Jerry’s began organizing . After initial resistance, Ben & Jerry’s entered into agreement with Workers’ United that resulted in agreement in January 2024 . Since early 2020 , Unilever’s share price has increased 11 . 5% . 43 Investors Are Rewarded When Companies Respect Workers’ Rights First Group plc : Labor and Employment , Using an Independent Monitor to Resolve Union - Organizing Disputes ... , By William Gould IV (July 2011 ), Indiana Law Journal , Beyond Labor Law ... , By William Gould IV (Winter 2012 ) Costco : Fast Company , Why Costco’s response to the surprising Virginia union victory stands out , By Clint Rainey (Jan . 3 , 2024 ) Danone : Refinitiv share price data from March 16 , 2020 through Feb . 8 , 2024 , Commit on Workers’ Capital, Shared Prosperity : The Investor Case For Freedom Of Association And Collective Bargaining, By Aaron Brenner, Tamara Herman and Lisa Nathan (Nov . 2022 ) Unilever : Refinitiv share price data from March 16 , 2020 through Feb . 8 , 2024 , Bloomberg , Ben & Jerry’s Agrees to Workers’ Proposed Principles in Union Bid , By Josh Eidelson and Dasha Afanasieva (April 28 , 2023 ), AFL - CIO , Worker Wins : Best Contracts Ever , By Kenneth Quinnell (Dec . 15 , 2023 ), The Associated Press , Ben & Jerry’s reaches union contract with about 40 workers at its original location in Vermont (Jan . 19 , 2024 ) After initial resistance and union avoidance campaign, in 2008 FirstGroup plc . agreed to change conduct, resolve most labor disputes privately (not through NLRB, reducing legal expenses) and streamline national bargaining to set broad standards for pay and benefits . With improved public reputation, market capitalization increased 40 % between 2008 agreement and 2021 sale to private equity .

Like other major consumer - facing brands with a progressive public profile, Starbucks can mitigate damage to its reputation, improve job quality, enhance operational efficiency and boost investor returns by: 44 Mitigating Reputation Damage Improving its compliance with the National Labor Relations Act and other federal labor laws with respect to employees who are attempting, or who may attempt, to obtain union representation Developing a better human capital management policy aimed at respectful and productive relationships between the Company and its employees Empowering management to move beyond this highly visible crisis and return focus to supporting high - service, high - quality customer experiences 3

A New Status Quo 45 A revamped human capital approach is critical to preventing value destruction and creating value for shareholders Heightened Partner Engagement Increased Customer Satisfaction Restored Reputation as Progressive Leader Improved Profitability Higher Partner Retention Reduced Legal Costs

Vote the BLUE Proxy Card to Brew A Better Starbucks 46 Vote “FOR” ALL the SOC’s Nominees on the BLUE Proxy Card www.BrewABetterStarbucks.com PROTECT YOUR INVESTMENT IN STARBUCKS

Correcting the Record SECTION IV

Starbucks is Playing Games with its TSR Peer Sets 48 Starbucks has introduced new peer sets to make it look like it has outperformed over recent time periods – but the peers don’t make sense * Source : Starbucks’ Definitive Proxy Statement (Jan. 25, 2024) ** Source : Starbucks Feb. 16, 2024, Investor Presentation (Page 3) states, “Peers include BROS, CAKE, CBRL, CMG, DENN, DIN, DPZ, DRI, EAT , LOCO, MCD, PZZA, QSR, WEN, YUM, and YUMC.”; Starbucks Feb. 16, 2024, Investor Presentation (Page 9) states, “Peers include BJRI, BLMN, CAKE, CBRL, CMG, DIN, DPZ, DRI, EAT, JACK, MCD, PZZA, QSR, SHAK, TXRH, WEN, YUM, and YUMC.” 0 50 100 150 200 250 Billions Enterprise Value of Starbucks’ Newest Peer Sets • Starbucks’ most detailed disclosed peer group, prior to its response to our nominees, was a group of companies including Estée Lauder, Target, and V.F. Corp. (used to set management’s total compensation) • The Board uses TSR relative to the S&P 500 to adjust management compensation by as much as 25%. This year’s proxy statement, for the first time, benchmarked Starbucks’ TSR against the S&P 500 Consumer Discretionary Index* • Starbucks has introduced two more peer sets in its Feb. 16, 2024, investor presentation,** comprising smaller - scale quick service restaurants (Starbucks’ enterprise value is approximately 28 times the median of the proposed peer groups). We believe this peer set is overly broad and was chosen to be flattering to the Company’s recent underperformance • The best basis of comparison for Starbucks’ total shareholder return is a group of companies in a similar industry, operating at a similar scale, facing similar headwinds, and succeeding at similar challenges. That group is the set of highly - correlated, large cap restaurants presented earlier in this presentation

Questionable Milestones 49 Starbucks, unable to show positive TSR since it began fighting its employees, utilizes milestones that don’t make sense • The Board, with an average tenure of less than four years, is defending itself by citing shareholder value created over the last three, five, ten and twenty years * • The Board takes credit for “leading shareholder returns” that it has not delivered. Dividends as a percent of market cap or dividend yield relative to projected growth are not TSR* • The Board alternately cites May 3, 2022, September 13, 2022 and November 2, 2023, as milestone dates on which its strategy was announced, approved or reinvented » Starbucks did not take any steps to resolve its biggest problem – the impact on shareholder value of its illegal strategy to oppose employees’ desire for a union regardless of cost to its reputation and brand » The most relevant period for evaluating Starbucks’ performance is from Dec. 9, 2021, when the impact of Starbucks’ response to unionization became tangible for investors, to Nov. 21, 2023, when the SOC nominated its candidates for the Board * Source : Starbucks Feb. 16, 2024, Investor Presentation (Pages 7, 10, 11)

The headline of this article is “ Starbucks says employees getting new benefits, but not at stores that are unionizing,” dispelling the notion that Starbucks remains “ socially progressive ” Not only does Starbucks try to distract from its anti - unionization efforts by focusing on employee benefits, it does so by using cherry picked quotes that are either out of context or are living in the past 50 An Attempt to Mislead Shareholders The sentence following the selected quote reads, “ That goodwill has been tainted as Starbucks cracked down on unionization efforts by its employees…” The reality is that many of Starbucks workers do not have access to these benefits because they don’t work enough hours to qualify Starbucks cites a quote that is almost 10 - years old – ignoring that more recent NYT headlines focus on the Company’s “ Dirty war against labor ” and the “ New pressure ” its under as a result of the union campaign Headlines from left to right : The New York Times , A New College Model , By Joe Nocera (June 16 , 2014); The New York Times, Inside Starbucks’ Dirty War Against Organized Labor , By Megan K. Stack (July 21, 2023); The New York Times, Starbucks Faces New Pressure Over Union Campaign , By Noam Scheiber (Jan. 5, 2024); NPR , Starbucks says employees getting new benefits, but not at stores that are unionizing , By Andrea Hsu (May 3, 2022); Starbucks Stories, Starbucks Raises the Bar with Industry - Leading Employee Benefits, Outperforming Competitors (Nov. 6 , 2023); Financial Times , How unions are fighting a boardroom battle at Starbucks , By Patrick Temple - West (Jan. 24, 2024)

• The reality is that not getting the opportunity to work the 20 hours a week required to receive benefits is a key complaint of Starbucks workers • Based on the most recent Form 5500 filing Starbucks was required to make with the Department of Labor, significantly less than half of employee plan participants have company - sponsored health insurance* • For the fiscal year 2023, annual total compensation for Starbucks’ median employee – a part - time barista in the U.S. – was $14,209, including salary and Bean Stock awards. In 2022, it was only $12,254** The Company’s championing of its “best - in - class” benefits conveniently ignores the full picture 51 Starbucks highlights its employee benefits over and over again; but you have to read the footnotes to know the Company’s data on ly counts those employees who manage to qualify as full - time – one of the key things workers are fighting for Starbucks’ Phantom Benefits * Source : Most recent data available for FY2022 ** Source : Starbucks Corporate Filings

Myths vs. Reality: Starbucks' Response to Unionization

Starbucks' Myths / Misrepresentations	The Reality*
• *"Starbucks is fully committed to the rights of our partners to organize, freely associate and collectively bargain."*	• Since December 2021, the NLRB has issued 133 complaints against Starbucks; the Company has also been the target in a third of all injunctions brought by the NLRB since January 2022
• *"Our approach to good faith bargaining has been consistent with decades of NLRB precedent."*	• NLRB administrative law judges make rulings based on precedent and in 48 of 49 cases that have gone to trial, have found Starbucks guilty of labor law violations
• *"We continue to respect the outcome of fairly conducted elections and approach the bargaining table in good faith – with the aim of reaching ratified contracts for each represented store in 2024."*	• Starbucks regularly challenges the results of elections. In one instance, votes at two stores in Massachusetts were put on hold when the Company filed last-minute charges in an attempt to block the elections. Additionally, the union won an election in Medford, Oregon last week that the company is challenging
• *"We proposed 525+ single-store bargaining sessions and appeared in-person at 120+ single-store negotiations…"*	• Starbucks has had full proposals from the union since October 2022 and yet has not reached a single tentative agreement on a contract clause or offered a counter proposal to a single proposal
• *"In this timeframe, we have met with other unions, achieving tentative agreements and collective bargaining agreements."*	• In December 2023, Starbucks was accused by a second union – the Teamsters union, which represents workers at a location in Pennsylvania – of engaging in "*a protracted campaign of bad faith and surface bargaining*"
• *"We sent a public letter to Workers United in an attempt to resume productive negotiations."*	• In early February, Starbucks Workers United filed 47 new federal unfair labor practice charges since the public letter to Workers United to purportedly resume negotiations. The charges included alleged forced store closures, illegal firings and offering raises and other benefits to workers at nonunion stores
• *"Starbucks has no 'anti-union playbook'"*	• According to pleadings in the shareholder derivative case: "*As recognized by the NLRB, Starbucks unlawful response to unionization efforts suggests a centralized response to the nationwide union campaign. The highest levels of the Company management..were responsible for designing and executing SBUX response.*"

*Source: *Bloomberg*, Starbucks' Threats to Union Activist Violated Law, NLRB Says, By Robert Iafolla (Feb. 14, 2024); *Boston Globe*, Starbucks union vote sealed in Newton, Somerville over labor dispute, By Katie Johnston (June 16, 2023); *Bloomberg*, Starbucks Hit With Sweeping Complaint for Refusal to Bargain, By Ian Kullgren (Jan. 12, 2024); Bloomberg, Starbucks Accused by Second Union of Bargaining in Bad Faith, By Josh Eidelson (Dec. 12, 2023); Huffington Post, Starbucks Is Sending 1 Lucky Barista To Costa Rica, But Not If They're In A Union, By Dave Jamieson (Feb. 6, 2024)

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Starbucks is Trying to Rewrite the Labor Relations History of its Targeted Directors

WHAT STARBUCKS SAYS	THE FACTS



Ritch Allison
MISLEADING
Domino's workers' experience

Mr. Allison's time as a leader at Domino's is rife with examples of union-busting and undermining employees

- During his tenure as President of Domino's International, Domino's engaged in systemic wage theft across its international franchises
- In 2022, a class action lawsuit alleged that the Company instructed franchise operators to pay workers below the legal wage minimum for the fast food industry
- While Mr. Allison was CEO, Domino's hired an anti-union labor consultant to explain the "realities of voting in an election" to workers at a Howard Beach, Queens location that later voted to unionize. The election results were subsequently overturned by the NLRB due to threatening behavior by the store supervisor



Andy Campion
MISLEADING
labor commitments

Mr. Campion's tenure at Nike included multiple examples of ongoing abuses in the supply chain, including forced overtime and ignoring shareholders' concerns

- It has been reported that during the period Mr. Campion was CFO of Nike, Nike suppliers physically and verbally abused factory workers and forced them to work long hours illegally
- Since being COO, Nike suppliers have engaged in rampant wage theft against factory workers across southeast Asia while Nike has refused to step in to prevent such theft. Later, Nike lied about what suppliers it used to dodge allegations of wage theft



Jørgen Vig Knudstorp
MISLEADING
union/workers representations

Mr. Knudstorp has been Chair of the Nominating and Governance Committee at Starbucks during the entire development of the current HCM crisis

- In this role, he failed to ensure that Starbucks was adhering to its own human rights policies
- Former executive chairman of The Lego Group, a Danish company, which faces vastly different labor laws and policies
- Oversaw a chaotic transition from Kevin Johnson and the return of Howard Schultz in 2022, which demonstrated poor executive succession planning

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Domino's: *The Sydney Morning Herald*, Class action case accuses Domino's of underpaying workers, By Ben Schneiders (Oct. 26, 2022); Lexis Nexis: FORM LM-10 Employer Report, Fiscal Year 2019 – Domino's Pizza LLC; FORM LM-21Receipts and Disbursements Report
Nike: *The Indian Express*, Adidas,Nike,Puma workers abused in Bangladesh: report, no author listed (March 4, 2012); "Violet Apparel Co. Ltd.," Worker Rights Consortium, accessed Dec. 29, 2023; "Hong Seng Knitting," Worker Rights Consortium, accessed Dec. 19, 2023
The Lego Group: https://www.sec.gov/Archives/edgar/data/829224/000137773923000003/sbux.htm

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Our Nominees Address a Critical Blindspot in Starbucks' Boardroom

In our view, Starbucks needs a fit-for-purpose Board with the experience and expertise required to address its most pressing challenge

- The Board does not need 11 directors with overlapping industry and operational experience, it needs the best experts in their respective fields
- **Human capital management is the biggest challenge facing Starbucks today**, and the Board does not have anyone with qualifications in labor law or union integration that are remotely comparable to the SOC nominees
- The SOC's nominees possess the right kind of labor relations expertise, that includes integrating unions into customer services businesses, labor law and employment relations, direct labor-related regulatory experience, and overseeing transformative change through workforce investment and operational improvement



- ✓ Public company board experience
- ✓ Senior Labor Department official
- ✓ Gov't leadership and international relations experience



- ✓ Senior management experience at companies with a large, global workforce
- ✓ Public company board experience
- ✓ Negotiated both with and for unions



- ✓ Former NLRB Chair
- ✓ Senior labor dispute mediator
- ✓ Global labor expert
- ✓ Non-profit board experience

If elected, the SOC's nominees would work collaboratively with the rest of the Board to help improve oversight and safeguard the best interests of Starbucks shareholders, customers and employees

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Appendix SECTION V

Maria Echaveste • Administrator of the Wage and Hour Division at the U . S . Department of Labor from 1993 to 1997 , Deputy White House Chief of Staff from 1998 to 2001 , focused on immigration, civil and labor rights, education and finance • President and CEO of the Opportunity Institute, a non - profit working to increase economic and social mobility • Member of the board of directors of Cadiz, Inc . (Nasdaq : CDZI), where she also serves as Chair of the Corporate Governance and Nominating Committee and as a member of the Equity, Sustainability & Environmental Justice Committee • Previously served on the board of the U . S . - Mexico Foundation, where she focused on the foundation’s Mexican - American Leadership Initiative launched in 2010 , and as a former special representative to Bolivia, a position she was designated by then - Secretary of State Hillary Clinton in 2009 • Previously served as vice chair of the California International Trade and Investment Advisory Committee, an appointment made by Governor Jerry Brown • Held various roles at the University of California at Berkeley, including as a lecturer and policy director of the Law School’s Chief Justice Earl Warren Institute on Law and Social Policy and serves on the board of directors of multiple non - profit organizations • B . A . from Stanford University and J . D . from U . C . Berkeley 56 Ms. Echaveste is a former senior White House official and corporate attorney with significant international relations and public company board experience Key Qualifications x Extensive experience in government and international relations x Valuable public company board experience x Corporate governance expert

Hon. Joshua Gotbaum • Currently a director and member of the Audit Committee of global asset management firm Thornburg Investment Management Inc • Currently a Trustee of the Pension Reserve Trust of the Commonwealth of Puerto Rico and Chair of the Maryland Small Business Retirement Savings Board • Significant experience serving as an independent director of PulteGroup, Inc . (NYSE : PHM), TD Bank, Safety - Kleen Systems and Thornburg Investment Management • Led the successful Chapter 11 reorganization of Hawaiian Airlines (Nasdaq : HA) • Previously served as Managing Director of Lazard, where he advised on finance, acquisitions and restructuring for businesses, governments and unions • Previously served in influential White House roles, including the President’s Office of Management & Budget, the White House Domestic Policy Staff and other White House offices . Also served as Assistant Secretary of Treasury for Economic Policy and Assistant Secretary of Defense • Guest scholar in Economic Studies at the Brookings Institution and an authority on economic policy, federal budget policy and process, public finance, and retirement and aging policies and programs • J . D . from Harvard Law School, Masters in Public Policy from Harvard Kennedy School and A . B . from Stanford 57 Key Qualifications x Broad management and board experience at public and private companies and non - profits x Extensive relevant public sector expertise x Significant financial acumen and business transformation experience Mr. Gotbaum has broad experience in business and government – both as senior management and as a director of public and private companies and non - profits

Hon. Wilma Liebman



Ms. Liebman has over 40 years of experience in labor management, employee relations, wage negotiations, public policy and law

- Former Chair of the NLRB, a position she was designated by President Barack Obama from January 2009 until August 2011, making her the second woman to ever lead the organization in its nearly 90-year history
- Former member of the NLRB from 1997 to 2011, where Presidents George W. Bush and William J. Clinton appointed her for multiple terms
- Current member of the board of directors of Ownership Works, a non-profit organization founded by a co-head of the Kohlberg Kravis Roberts global equity department to promote employee ownership through private equity
- Current Chair of the private dispute-resolution body, the Dunlap Commission on Agricultural Labor
- Previously served as Chief Operations Officer and Deputy Director of the Federal Mediation and Conciliation Service, where she oversaw arbitration, international affairs and advised on major labor disputes to support negotiations
- Previously served as Legal Counsel to the International Brotherhood of Teamsters and the International Union of Bricklayers and Allied Craftsmen
- Previous member of the board of directors of the Economic Policy Institute
- B.A. from Barnard College and J.D. from the George Washington University Law Center

Key Qualifications

- ✓ Labor management and employee relations expert
- ✓ Valuable public sector experience as former Chair of the NLRB
- ✓ Significant legal and public policy expertise

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A History of Our Engagement with Starbucks 59 Feb. 2, 2022 SOC Investment Group (“SIG”) discusses the December 2021 union elections at Starbucks’ stores in Buffalo and requests that Starbucks accept the election results and bargain in good faith, as legally required Mar. 15, 2022 SIG and Trillium Asset Management send letter to Starbucks seeking a public commitment to respect its employees’ rights to unionize ~Sept. 29, 2022 SIG submits a shareholder proposal to strengthen the Board’s CEO succession planning policy Mar. 23, 2023 SIG’s shareholder proposal receives support from approximately 21% of votes cast Nov. 10, 2022 SIG urges Starbucks to constructively engage with the California Fast Food Council regarding standards for pay, hours and other employment conditions Sept. 27, 2023 SIG submits a shareholder proposal to remedy the lack of adequate oversight of Starbucks’ labor practices by the Board and the Company’s executives Nov. 16, 2023 SIG withdraws its shareholder proposal regarding oversight of labor practices to ensure that shareholders’ focus is on the nominees Nov. 8, 2023 SIG requests copies of Starbucks’ director nomination materials; they are provided on Nov. 13, 2023 Nov. 21, 2023 The SOC submits its intent to nominate candidates for election at the 2024 Annual Meeting and publicly highlights its concerns regarding the Board’s oversight of the Company Nov. 20, 2023 Starbucks announces its new Environmental, Partner and Community Impact Board Committee Dec. 5, 2023 The SOC and Starbucks enter into a confidentiality agreement related to the SOC’s Shareholder List Demand Dec. 8, 2023 Starbucks informs Workers United that it is willing to resume contract negotiations Dec. 13, 2023 Starbucks’ legal counsel asks to interview the SOC Nominees; interviews take place between Dec. 25 and Jan. 1 Jan. 9, 2024 The Company announces appointment of three new directors to the Board, expanding the size of the Board from eight to 11 directors Jan. 10, 2024 Starbucks’ legal counsel notifies the SOC that our nominees would not be included on the Company’s slate

Relative TSR Methodology 60 – Analytical Period • Starbucks’ total shareholder return was evaluated over the customary 1 - year and 3 - year periods, as well as since December 9 , 2021 , the date of the first ratification of a decision to unionize . The impact of unionization, and the Company’s response to unionization efforts, entered public perception as a factor in the Starbucks share price following December 9 , 2021 . CEO Narasimhan’s tenure, which began March 20 , 2023 , represents too short a timeframe for TSR evaluation – Peer Selection • Recommended peers for evaluation of Starbucks’ relative total shareholder return are Chipotle Mexican Grill, Darden Restaurants, McDonald’s, Restaurant Brands International and Yum Brands . These are the large capitalization restaurants with the closest correlation to Starbucks during the period from the first unionization vote to the SOC’s nomination of director candidates (Dec . 9 , 2021 to Nov . 21 , 2023 ) – Benchmark Index Selection • The recommended benchmark index for Starbucks is the S&P 500 Restaurants Index . Both the S&P 500 Index and the S&P 500 Consumer Discretionary Index, which Starbucks cites in its proxy statement, contain lower - performing, poorly - correlated companies from distinct industries that we do not regard as decent comparables (examples include Autozone, Genuine Parts, Hasbro, and Tesla) 60 Correlation Ticker 0.85 NYSE: YUM 0.79 NYSE: DRI 0.72 NYSE: QSR 0.71 NYSE: MCD 0.60 NYSE: CMG 0.06 NYSE: DPZ The picture can't be displayed.

Undisclosed Legal Expenses Appear to Boost NEO Compensation

The lack of transparency on the impact of legal costs related to Starbucks' anti-union activities appears to be artificially inflating the Company's annual cash bonus

- If elected, our nominees will recommend a fresh evaluation of compensation disclosure
- Starbucks uses adjusted financial metrics in its executive pay plans (Net Revenue and Operating income in Annual Cash Incentive plan and EPS in Long Term Incentive Plan)
- Using GAAP measures reduces 2023 cash bonuses paid to all NEOs by 8%. One of the adjustments made this year, but not in at least the two prior years, is for Legal Accruals and Reserves made to Operating Income and EPS, which amounted to $15 million
- Removing only this adjustment (which seems plausibly related to the anti-union campaign) reduces the annual cash bonuses paid to all NEOs by 7.4%

Company	Opioid Litigation Price Tag	Voter Opposition to Executive Pay	CEO Pay Cut / Total Compensation
AmerisourceBergen	$6.6 billion (2021)	48.4% (2021)	Collis $1.8 million / $15 million (2022)
CardinalHealth	$5.6 billion (2020)	38.6% (2020)	Kaufmann $1.4 million / $12 million (2021)
Johnson & Johnson	$5.1 (2020)	43.3% (2021)	Gorsky $0 / $26 million (2022)
McKESSON	$8.1 billion (2021)	First mover on CEO pay cut	Tyler $3 million / $15 million (2021)

We believe that this lack of transparency regarding the Company's anti-union legal impacts could have a more significant impact on compensation going forward

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Source: SBUX Definitive Proxy Statement, AmerisourceBergen and Cardinal Health SEC filings

61

Total Compensation Levels for Executives are Based on Compensation at Dissimilar Companies • A group of “global companies” with “complex management needs” and “strong brand profiles,” including some whose share price movements have been negatively correlated with Starbucks*, is used by the Board to set management’s total compensation levels Questionable Executive Compensation Structure 62 The Company purportedly opposes unionization because it will lead to higher wage costs, but we believe Starbucks’ peer group manipulation reveals that the Board’s concern with managing wage costs does not extend to limiting executive management compensation * Note : Shares of Coca - Cola (KO), Estee Lauder (EL), Target (TGT), and V.F. Corporation (VFC) were negatively correlated with SBUX dur ing the period from Dec. 9, 2021, to Nov. 21, 2023 ** Source : Starbucks’ Definitive Proxy Statement , p. 73 (Jan. 25, 2024) **

Questionable Executive Compensation Structure (cont.) “This threshold amount is based on achievement of pre - approved, annualized adjusted EPS targets and is subject to an adjustment, based on a three - year relative TSR against the S&P 500 , of upward or downward of up to 25% , and a three - year representation modifier, of upward or downward of up to 10% . ”* 63 Correlation with Starbucks** Index 0.408 S&P 500 0.433 S&P 500 Consumer Discretionary 0.595 S&P 500 Restaurant Compensation adjustments for relative shareholder return are based on S&P 500, which contains dissimilar “peers” * Source : Starbucks’ Definitive Proxy Statement (Jan. 25, 2024) ** Source : Bloomberg, measured from Sept. 25, 2020 to Oct. 1, 2023)

Questionable Executive Compensation Structure (cont.) 64 “…the Company’s peer group cumulative total shareholder return (the “Peer Group TSR”) is determined based on the value of an ini tial fixed investment of $100 on September 25, 2020, through the end of the listed fiscal year. The Peer Group TSR set forth in this table was determined using S&P 500 Consumer Discretionary… ” Starbucks does not disclose why it uses S&P 500 Consumer Discretionary to show “compensation actually paid” instead of the S& P 5 00 Index on which it bases compensation adjustments or the peer group used to set the total compensation level. We note, however, that th is approach makes Starbucks shares appear as if they are outperforming, when in fact they are underperforming COMPENSATION ACTUALLY PAID, TSR AND PEER GROUP TSR Chart from Starbucks’ 2024 Proxy Statement Starbucks Underperforms the S&P 500, the Index that is Actually Relevant to Executive Compensation Starbucks chose a third peer group to comply with new disclosure requirements but avoided revealing relative underperformance $136.25 $103.93 $114.96 $134.07 $112.02 $136.21 $80 $90 $100 $110 $120 $130 $140 $0.0 $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 $40.0 $45.0 2021 2022 2023 Value of Initial $100 Investment from September 25, 2020 Compensation Actually Paid ($M) PEO Compensation (Kevin Johnson) PEO Compensation (Howard Schultz) PEO Compensation (Laxman Narasimhan) Non-PEO Compensation SBUX TSR Peer TSR (S&P 500)

Thank You